EXHIBIT 3.1.6

REDWOOD TRUST, INC.

ARTICLES OF AMENDMENT

Redwood Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The first sentence of Section (A) of Article VI of the charter of the Corporation (the “Charter”) is hereby deleted in its entirety and the following is substituted in lieu thereof:

The total number of shares of stock of all classes which the Corporation has authority to issue is seventy five million (75,000,000) shares of capital stock, par value one cent ($0.01) per share, amounting in aggregate par value of Seven Hundred Fifty Thousand Dollars ($750,000).

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 50,000,000 shares of capital stock, all of which is classified as common stock, par value $0.01 per share. The aggregate par value of all shares of stock having par value was $500,000.00.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 75,000,000 shares of capital stock, all of which is classified as common stock, par value $0.01 per share. The aggregate par value of all authorized shares of stock having par value is $750,000.00.

FOURTH: The amendment of the Charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FIFTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by the undersigned President and attested by its Secretary this 12th day of June                        , 2008.

ATTEST:		REDWOOD TRUST, INC.

/s/ Martin S. Hughes		By:	/s/ Douglas B. Hansen
Name:	Martin S. Hughes		Name:	Douglas B. Hansen
Title:	Chief Financial Officer and		Title:	President
Secretary